Exhibit 99.1

EMPIRE ENERGY COROPORATION INTERNATIONAL (USA)

4500 College Blvd. STE 240

Leawood, Kansas USA 66211

Phone: +877.663-2310 Facsimile: +913-663-2239

Web: www.empireenergy.com

Dear Empire Energy Shareholders,

I would like to take this opportunity to update our shareholders on recent developments with Empire Energy. Today, I had the personal privilege of meeting at the Parliamentary offices in Hobart with David Lewellyn, Tasmanian Minister for Energy and Resources. The tone of the meeting was cordial and informative.

In addition there are several statements in our most recent press release I believe to be of great importance to our shareholders. I hope you have, had a chance to read it carefully. You may find it at Yahoo Finance or Google finance and type in EEGC. I would like to take a moment to expand on some of the points.

Over the past several months there have been questions concerning the status of our Special Exploration License 13/98 set to expire September 30th 2009. As a matter of public record Empire has spent AUD $50 Million meeting all the license conditions set by Mineral Resources Tasmania for our Special Exploration License 13/98. Empire believes it has earned the right to apply and be approved for a new Exploration License classification covering the areas where Empire has performed work, and made many previously unknown new discoveries over the past 10 years. Great South Land Minerals, our wholly owned subsidiary, has applied for a completely new Exploration License for these areas.

Empire through its wholly owned subsidiary Great South Land Minerals has performed a vast amount of work including the discovery of at least fifteen, possibly fifty, previously unknown very significant potential petroleum structures. We have also provided the government of Tasmania a massive amount of very important and valuable new technical data representing many years of our work and investment. We feel very confident that Mineral Resources Tasmania will grant our new license application. Our continued successful exploration and development of the Tasmanian basin means a very great deal, not only to our shareholders, but also to the future of Tasmania as a whole. Every shareholder should feel confident in and appreciate the continued leadership and support from Mineral Resources Tasmania and the Tasmanian government.

We have also applied for a new Special Exploration License to the east for 12,040 square Kilometers, part of which covers shallow water offshore. Mineral Resources Tasmania approval of both applications would mean a new license surrounding our work and discoveries thus far equaling approximately 50% of our original exploration area. In addition a new Special Exploration License for the eastern property we believe represents the same great potential as our original Special Exploration License 13/98. This would be a total combined area for of 19,553 square kilometers. We believe Empire is in an excellent position to be granted these new licenses. Empire has expended a great amount of capital investment in Tasmania. These funds have come directly or indirectly from you, our shareholders. Thousands of families and individuals have joined us beginning in Tasmania then Australia, the U.S., U.K., Canada and Europe all participating with us. Believing in us and believing in this Tasmanian Basin oil and gas exploration project. We could not have accomplished all we have without Tasmanian government leadership and our shareholders patience and support.

RPS Energy a leading global resource valuation company in the oil and gas industry has established a 668 Million barrel mean undiscovered prospective resource referred to as P3 in our most recent press release. After extensive due diligence WHK a major Australian accounting firm gave Empire a undiscovered prospective resources valuation of $3.3 Billion based on US $5 per barrel. This is a very significant valuation. If we sold the prospective undiscovered resource and received the $5 per barrel price for the mean resource of 668 Million barrels it would result in a cash value of US $10 for each share now outstanding. If we successfully complete our rights offering, each share would have a cash value of US $7 fully diluted. Empire has chosen to develop this asset because it believes that the share price would he a multiple many times higher than the sales price in the ground now. Empire believes our shareholders should have the benefit of these higher multiples. This is the threshold we are standing on.

In the present worldwide financial crisis we cannot guarantee we will receive finding and as of yet we have not. However, substantial capital investments have been promised that are expected to be adequate to complete our entire drilling program. Empire could attempt to use joint ventures or farm outs by industry partners to perform all future work. However, in order to do so we must give up a substantial percentage of the project. I would rather retain our 100% interest for our shareholders if at all possible. The SEC is also set to approve the Rights Offering. The registration statement is available on www.sec.gov. The offering, if fully subscribed is expected to raise US $9 Million with the proceeds to be used substantially for drilling Bellevue and Thunderbolt and meet all the new Exploration License financial requirements. Some of the world’s leading investment bankers and brokers have indicated an interest in assisting us with structured financing and promoting our Rights issue. I personally have undertaken a loan of US $50 Million that should be available to me once the SEC approves our rights offering. I intend to take up my full allotment of shares and any additional shares that our shareholders do not elect to exercise. I believe this is our opportunity as shareholders to greatly improve our positions. I believe our united action in the rights offering would greatly improve our prospects for better terms should we need additional capital in the future.

As mentioned we expect substantial funding by capital investment and expect our rights offering to be fully subscribed, however, in this present global financial crisis we cannot guarantee we will receive funding and as of yet we have not. We cannot guarantee that our applications will be approved, but as mentioned we believe our prospects for application approval by Mineral Resources Tasmania are very good. When we receive License approval and funding we intend to move forward with our entire drilling program. We intend to prove the validity of the RPS Report and WHK Valuations regarding the existence of commercial quantities of oil and gas onshore Tasmania. I would like to thank each and every shareholder for their patience and support, Empire is looking forward to this very exciting phase of discovery. I believe this is our time!

Sincerely,

/s/ Malcolm Bendall

Malcolm Bendall, CEO

Empire Energy Corporation

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world’s last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania’s central and northern basins.

This information contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,” “believes,’ ‘plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empires ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation International, please refer to 10-K and 10-Q reports filed with the U.S. Securities and Exchange Commission,

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